Exhibit 10.24

Brian J. Driscoll Offer Letter Amendment

Dear Brian:

This letter (the “Agreement”) amends the employment offer letter from Diamond Foods, Inc. (the “Company”) to you dated May 4, 2012 (the “Offer Letter”), by amending Section 9(b) of your Offer Letter provisions under the heading of “Other Benefits.”

Section 9(b) of your Offer Letter is deleted and replaced with the following provision in its entirety.

(b) Termination During Employment Term without Cause or Constructive Termination, or Nonrenewal by the Company, Not In Connection With a Change in Control; Death or Disability. In the event of your Termination without Cause or Constructive Termination during the Employment Term, or your termination of employment by reason of a notice of nonrenewal given by the Company pursuant to Section 2, not in connection with a Change in Control (as defined in Section 9(c) below), or solely with respect to Section 9(b)(iii) and Section 9(b)(iv) in the case of death or Disability, provided that (except with respect to the Accrued Compensation) you deliver to the Company a signed settlement agreement and general release of claims in favor of the Company in the form attached hereto as Exhibit A (the “Release”) and satisfy all conditions to make the Release effective within sixty (60) days following your termination of employment, then, you shall be entitled to the following:

i.	Accrued Compensation;

ii.	Lump sum payment equal to twenty-four (24) months of your then current Base Salary;

iii.	Provided you were employed on the First Anniversary Date, then the vested portion of your Restricted Award will be calculated as if the Restricted Stock Award had been subject to quarterly vesting following the Employment Date;

iv.	An amount equal to your annual bonus for the fiscal year in which the termination occurs, based upon the extent to which the performance objectives are achieved for such fiscal year, without any exercise of negative discretion (but not less than the amount guaranteed under Section 3 if the termination occurs in fiscal year 2012 or 2013), in any case prorated based upon the number of days that you were employed during such fiscal year, and paid when annual bonuses are otherwise paid to active employees; and

v.	Provided you validly elect to continue coverage under COBRA, a lump-sum payment equal to eighteen (18) months of your portion of premiums for you and your eligible dependents paid for continued health benefits.

Except in respect of Section 9(b) of your Offer Letter, we agree no other changes are made to your Offer Letter.

Please acknowledge your agreement with the amendment by signing below and returning the original to me for filing with the Company’s records. Should you have any questions or comments, please do not hesitate to contact me.

Sincerely,

DIAMOND FOODS, INC.

By:	/s/ Linda B. Segre

Linda B. Segre
Executive Vice President and Chief Strategy and People Officer

Acknowledged and Agreed:

/s/ Brian J. Driscoll
Brian J. Driscoll Date: September 24, 2015

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